CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #699/701 to the Registration Statement on Form N-1A of Advisors Series Trust with respect to the filing of the Prospectus and Statement of Additional Information for the O’Shaughnessy Market Leaders Value Fund and O’Shaughnessy Small Cap Value Fund, each a series of Advisors Series Trust.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 24, 2016